SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 22, 2005

TransTechnology Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7872	95-4062211

(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Liberty Ave, Union, New Jersey	07083

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 688-2440

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     Management of TransTechnology Corporation (the “Company”) determined on June 22, 2005 that our statement of cash flows for fiscal year ended March 31, 2003 and the nine months ended December 26, 2004 incorrectly reported debt issuance costs in cash flows from operating activities. As a result, we will restate the statement of cash flows for the fiscal year ended March 31, 2003 in our March 31, 2005 Form 10-K. The restatement increases net cash provided by operating activities by $2.2 million and decreases net cash provided by financing activities by the same amount. A similar adjustment in the amount of $0.7 million will be made to the statement of cash flows for the nine months ended December 26, 2004 and will decrease the net cash provided by operating activities and increase net cash provided by financing activities by the same amount. We intend to restate the statement of cash flows for the nine months ended December 26, 2004 on Form 10-Q/A prior to filing our March 31, 2005 Form 10-K. These restatements have no impact on results of operations, financial position, or earnings per share in any period reported. As a result of the foregoing, the previously filed consolidated financial statements for the fiscal year ended March 31, 2003 and related independent public accountants’ report should no longer be relied upon. Further, management and the Audit Committee have determined that the unaudited condensed consolidated financial statements for the nine months ended December 26, 2004 should no longer be relied upon.

     The above conclusions were reached in consultation with the Audit Committee of the Company’s Board of Directors and were discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP. Deloitte & Touche LLP has been provided with a copy of this disclosure in advance of this filing.

ITEM 7.01 Regulation FD Disclosure.

     On June 23, 2005, TransTechnology Corporation (OTC:TTLG) reported results for the fiscal year ending March 31, 2005. Reference is made to the news release dated June 23, 2005, a copy of which is attached hereto as Exhibit 99.1 to this Form 8-K.

ITEM 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit	Description

99.1	Press Release issued June 23, 2005.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSTECHNOLOGY CORPORATION

By:	/s/ Joseph F. Spanier

Joseph F. Spanier, Vice President, Chief Financial Officer and Treasurer

Date: June 27, 2005

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